Issuer Free Writing Prospectus

Filed Pursuant to Rule 433(d)

Registration No. 333-194685-01

September 19, 2016

American Airlines, Inc.

$813,797,000

2016-3 Pass Through Trusts

Pass Through Certificates, Series 2016-3AA

and

Pass Through Certificates, Series 2016-3A

Pricing Term Sheet, dated September 19, 2016 to the preliminary prospectus supplement dated September 19, 2016 (as supplemented, the “Preliminary Prospectus Supplement”) of American Airlines, Inc. (“American”).

The information herein supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2016-3AA (“Class AA Certificates”)	Class A Pass Through Certificates, Series 2016-3A (“Class A Certificates”)

Amount:	$557,654,000	$256,143,000

Price to Public:	100%	100%

CUSIP:	023771 R91	023771 S25

ISIN:	US023771R919	US023771S255

Coupon/Stated Interest Rate:	3.000%	3.250%

Make-Whole Spread Over Treasuries:	0.20%	0.25%

Available Amount under the Liquidity	$25,094,430	$12,486,972
Facilities at April 15, 2017[1] :

Initial “Maximum Commitment” under	$25,652,084	$12,764,460
the Liquidity Facilities:

Underwriters’ Purchase Commitments:
Morgan Stanley & Co. LLC	$88,109,000	$40,471,000
Goldman, Sachs & Co.	$88,109,000	$40,471,000
Citigroup Global Markets Inc.	$88,109,000	$40,471,000
Credit Suisse Securities (USA) LLC	$88,109,000	$40,471,000
Deutsche Bank Securities, Inc.	$88,109,000	$40,471,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$27,883,000	$12,807,000
Barclays Capital Inc.	$27,883,000	$12,807,000
J.P. Morgan Securities LLC	$27,883,000	$12,807,000

[1]	The first Regular Distribution Date to occur after all Aircraft are expected to have been financed pursuant to this offering.

BNP Paribas Securities Corp.	$8,365,000	$3,842,000
Credit Agricole Securities (USA) Inc.	$8,365,000	$3,842,000
ICBC Standard Bank Plc	$8,365,000	$3,842,000
U.S. Bancorp Investments, Inc.	$8,365,000	$3,841,000

Underwriting Commission:	$8,130,444

Concession to Selling Group Members:	0.50%	0.50%

Discount to Brokers/Dealers:	0.25%	0.25%

Settlement:	October 3, 2016 (T+10), the tenth business day after the date hereof

The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Morgan Stanley & Co. LLC or Goldman, Sachs & Co. toll-free at 1-866-718-1649 or 1-866-471-2526, respectively.